Exhibit 99.1

Pitney Bowes Announces Repricing of $585 Million

Term Loan B, Reducing Interest Margin by 75 Basis Points

Repricing to SOFR + 300 Basis Points Lowers Annual Interest Expense by Approximately $4 Million, With No Changes to Other Terms or March 2032 Maturity Date

Follows S&P Global Ratings Upgrade to ‘BB-’ and Reflects the Company’s Enhanced Credit Profile

Marks the Latest in a Series of Decisive Actions to Strengthen the Company’s Balance Sheet, Reduce Leverage and Increase Financial Flexibility

SHELTON, Conn.—(BUSINESS WIRE)—September 30, 2026—Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”), a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients globally, today announced that it has repriced its $585 million Term Loan B due March 2032, reducing the applicable interest rate margin by 75 basis points.

The repricing lowers the applicable margin over the Secured Overnight Financing Rate (“SOFR”) from 375 basis points to 300 basis points. The transaction closed on September 29, 2026, with no other changes to the facility’s existing terms or maturity date. Based on the current outstanding principal balance, the repricing is expected to reduce annual interest expense by approximately $4 million.

The repricing builds on the Company’s recently completed tender offer for its 6.70% Notes due 2043 and 5.250% Medium-Term Notes due 2037, which retired more than $46 million of debt at a discount to par. It also follows S&P Global Ratings’ (“S&P”) upgrade of Pitney Bowes’ issuer credit rating to ‘BB-’ from ‘B+’.

Paul Evans, Executive Vice President, Chief Financial Officer and Treasurer, commented:

“Over the past year, we have upsized and extended both our revolving credit facility and Term Loan A, fully repaid our 2027 Notes, and retired over $126 million of debt through two tender offers at approximately 86 cents on the dollar, capturing roughly $18 million of value for shareholders. Together with today’s repricing, these actions reduce our annualized interest expense by approximately $13 million and continue to bring down leverage to levels that lower our borrowing costs under our bank facilities.”

Kurt Wolf, Chief Executive Officer and Director, added:

“This repricing, as well as S&P’s upgrade, reflects the market’s recognition of our improved credit profile and is the latest in a series of proactive steps to strengthen our balance sheet and reduce our cost of capital. Having delivered on our commitments to our debt holders, we now have greater flexibility to opportunistically repurchase shares and make additional investments in our business. I want to thank Paul and our Finance team for their outstanding execution. A 75-basis point reduction – one of the largest repricings in the market in the last several months – reflects both their work and lenders’ confidence in Pitney Bowes.”

Additional details regarding the repriced facility will be filed in a Form 8-K with the Securities and Exchange Commission.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven company that provides digital shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance, including, but not limited to, statements about future revenue and profitability, earnings guidance, future events or conditions, capital allocation strategy, expected cost savings and efficiency improvements, and strategic initiatives and priorities. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could cause future performance to differ materially from expectations include, without limitation, changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; accelerated or sudden declines in physical mail volumes or shipping volumes; the loss of some of our larger clients; changes in trade policies, tariffs and regulations; periods of difficult economic conditions, the impacts of inflation and rising prices, higher interest rates and a slow-down in economic activity, including a global recession, or a prolonged U.S. government shutdown, to the Company and our clients; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2025 and subsequent reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events, or developments, except as required by law.

Contacts:

For Investors:

Alex Brown

investorrelations@pb.com